As filed with the Securities and Exchange Commission on March 21, 2013

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MARIN SOFTWARE INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	7372	20-4647180
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

123 Mission Street, 25th Floor

San Francisco, California 94105

(415) 399-2580

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christopher A. Lien

Founder, Chief Executive Officer and Director

Marin Software Incorporated

123 Mission Street, 25th Floor

San Francisco, California 94105

(415) 399-2580

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gordon K. Davidson, Esq. Jeffrey R. Vetter, Esq. Michael A. Brown, Esq. Fenwick & West LLP 801 California Street Mountain View, CA 94041 (650) 988-8500	Rashmi Garde, Esq. General Counsel Marin Software Incorporated 123 Mission Street, 25th Floor San Francisco, California 94105 (415) 399-2580	Douglas D. Smith, Esq. Stewart L. McDowell, Esq. Gibson Dunn & Crutcher LLP 555 Mission Street San Francisco, CA 94105 (415) 393-8200

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☒    333-186669

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common Stock, par value $0.001 per share	575,000	$14.00	$8,050,000	$1,099

(1)	Represents only the additional number of shares being registered and includes 75,000 additional shares of common stock issuable upon the exercise of the underwriters’ overallotment option. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1, as amended (File No. 333-186669) (the “Prior Registration Statement”).
(2)	The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”), based on the proposed maximum aggregate offering price. The Registrant previously registered securities with an aggregate offering price not to exceed $104,650,000 on the Prior Registration Statement, which was declared effective by the Securities and Exchange Commission on March 21, 2013. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $8,050,000 are hereby registered, which includes shares issuable upon the exercise of the underwriters’ overallotment option.

This Registration Statement shall become effective upon filing in accordance with Rule 462(b) under the Securities Act of 1933.

EXPLANATORY NOTE AND INCORPORATION OF

CERTAIN INFORMATION BY REFERENCE

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended, Marin Software Incorporated (“Registrant”) is filing this registration statement with the Securities and Exchange Commission (“Commission”). This registration statement relates to the public offering of securities contemplated by the registration statement on Form S-1, as amended (File No. 333-186669), which the Registrant originally filed on February 13, 2013 (“Prior Registration Statement”), and which the Commission declared effective on March 21, 2013.

The Registrant is filing this registration statement for the sole purpose of increasing the aggregate number of shares of common stock offered by the Registrant by 575,000 shares, 75,000 of which may be sold by the Registrant in the event the underwriters exercise their overallotment option to purchase additional shares of the Registrant’s common stock. The additional securities that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement and all exhibits to the Prior Registration Statement are hereby incorporated by reference in this filing.

The required opinions and consents are listed on the Exhibit Index attached hereto and filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 21st day of March, 2013.

MARIN SOFTWARE INCORPORATED

By:	/s/ Christopher A. Lien
Christopher A. Lien Founder, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Christopher A. Lien Christopher A. Lien	Founder, Chief Executive Officer and Director (Principal Executive Officer)	March 21, 2013

/s/ John A. Kaelle John A. Kaelle	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 21, 2013

* Paul R. Auvil III	Director	March 21, 2013

* L. Gordon Crovitz	Director	March 21, 2013

* Bruce W. Dunlevie	Director	March 21, 2013

* Donald P. Hutchison	Director	March 21, 2013

*By:	/s/ Christopher A. Lien Christopher A. Lien	Attorney-in-fact	March 21, 2013

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Fenwick & West LLP.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Fenwick & West LLP (included in Exhibit 5.1).

24.1	Power of Attorney (incorporated by reference to Exhibit 24.01 to the registration statement on Form S-1 (Registration No. 333-186669)).